NEWS RELEASE

Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

U.S. CONCRETE REPORTS FOURTH QUARTER
AND YEAR-END 2007 RESULTS

▪	Fourth quarter revenues increased slightly to $199 million
▪	Fourth quarter free cash flow of $17 million, up 52%
▪	$127 million of available liquidity

HOUSTON, TEXAS - March 4, 2008 - U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss from continuing operations of $75.7 million, or ($1.97) per diluted share, for the fourth quarter of 2007, compared to a net loss from continuing operations of $23.5 million, or ($0.62) per diluted share, in the fourth quarter of 2006. The net loss from continuing operations for the fourth quarter of 2007 and 2006 included a $76.4 million, or ($1.99) per diluted share, and $26.8 million, or ($0.71) per diluted share, respectively, after-tax non cash charge, to reduce the carrying value of the Company’s goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142. Excluding these impairment charges, non-GAAP income from continuing operations in the fourth quarter of 2007 would have been $0.7 million, or $0.02 per diluted share, and non-GAAP income from continuing operations in the fourth quarter of 2006 would have been $3.3 million, or $0.09 per diluted share, respectively.

Loss from continuing operations for the full year 2007 was $63.8 million, or ($1.67) per diluted share, compared to a loss from continuing operations of $7.3 million, or ($0.20) per diluted share, for the full year 2006. Excluding the goodwill impairment charge, non-GAAP income from continuing operations for the full year 2007, would have been $12.6 million, or $0.32 per diluted share, and non-GAAP income from continuing operations for the full-year 2006 would have been $19.5 million, or $0.52 per diluted share, respectively.

A reconciliation of (i) the Company’s GAAP net loss from continuing operations for the full-years and fourth quarters of 2007 and 2006, respectively to, (ii) the Company’s non-GAAP income from continuing operations for the full years and fourth quarters of 2007 and 2006, respectively, excluding the goodwill impairment charges, is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

As previously announced, the Company has divested certain business units and the operating results and the loss on the sale of these business units have been reflected in “Results of Discontinued Operations” for the fourth quarter of 2007 and the full year 2007, and the comparative prior-year results have been adjusted to reflect such changes in reporting. The Company reported a loss from discontinued operations of $4.4 million, or ($0.12) per diluted share during the fourth quarter of 2007, including a pre-tax loss on sale of assets of $5.5 million. For the full year 2007, the Company reported a loss from discontinued operations of $5.2 million, or ($0.14) per diluted share.

For the fourth quarter of 2006 and the full year 2006, the Company reported a loss from results of discontinued operations of $0.3 million and $0.8 million, respectively, or ($0.01) per diluted share and ($0.02) per diluted share, respectively.

FOURTH QUARTER 2007 RESULTS

Revenues in the fourth quarter of 2007 were $198.7 million, compared to $197.2 million in the fourth quarter of 2006. Higher ready-mixed concrete prices were partially offset by lower ready-mixed concrete sales volumes and lower precast concrete products revenues. The Company’s average sales price per cubic yard of ready-mixed concrete during the fourth quarter of 2007 was 5.7% higher, as compared to the fourth quarter of 2006, driven primarily by higher pricing in its Texas markets. On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete in the fourth quarter of 2007 was 1.5% higher compared to the third quarter of 2007.

The Company’s ready-mixed concrete sales volume in the fourth quarter of 2007 was approximately 1.76 million cubic yards, down 4.0% from approximately 1.83 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2006. This decline in volume reflects the slowdown in residential home construction activity in most of the Company’s markets.

Revenues in the Company’s precast concrete products operations, which is comprised of its precast concrete products operations in California, Arizona and Pennsylvania, were 3.3% lower in the fourth quarter of 2007 as compared to the fourth quarter of 2006, primarily reflecting the slowdown in the residential construction market, partially offset by the effects of revenues from operations acquired in 2007. Excluding acquired revenues, precast sales were down approximately 24% in the fourth quarter compared to last year.

Adjusted EBITDA was $14.7 million in the fourth quarter of 2007, down $5.2 million from the fourth quarter of 2006. The decrease in adjusted EBITDA in the fourth quarter of 2007, as compared to the fourth quarter of 2006, was primarily due to lower gross profits, generally associated with lower ready-mixed concrete sales volumes, lower precast concrete products earnings and higher selling, general and administrative expenses. The Company defines adjusted EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense and noncash impairments, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of adjusted EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

The Company’s selling, general and administrative expenses were $19.9 million for the fourth quarter of 2007, compared to $18.3 million for the fourth quarter of 2006. As a percentage of revenues, selling, general and administrative expenses were 10% in the fourth quarter of 2007, as compared to 9.3% in the fourth quarter of 2006. Selling, general and administrative costs in the fourth quarter of 2007 were higher than the fourth quarter of 2006, primarily due to higher compensation costs, including personnel costs and other administrative expenses from acquired businesses and professional fees.

Depreciation, depletion and amortization expense for the fourth quarter of 2007 was up $1.2 million to $7.4 million in the fourth quarter of 2007, as compared to $6.2 million for the fourth quarter of 2006, primarily due to additional depreciation, depletion and amortization expense related to assets acquired in 2007 and prior years and the Company’s higher capital expenditures in 2006.

The Company’s benefit for income taxes in the fourth quarter of 2007 of $6.1 million varied from the normally expected income tax rate, primarily due to limited income tax benefits associated with certain goodwill impairment charges, partially offset by settlement of certain state income tax contingency matters.

The Company’s net cash provided by operations for the fourth quarter of 2007 was $26.9 million, compared to $19.6 million for the fourth quarter of 2006. The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2007 was $17.0 million, compared to $11.2 million in the fourth quarter of 2006. The Company’s free cash flow was higher in the fourth quarter of 2007 due primarily to higher receivable collections in the period as compared to the fourth quarter of 2006.

The Company’s net debt (defined as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents) at December 31, 2007 was $283.7 million, down $18.6 million from September 30, 2007 due to cash proceeds from asset divestitures and higher operating cash flow. At December 31, 2007, net debt was comprised of total debt of $298.5 million, less cash and cash equivalents of $14.9 million.

At December 31, 2007, the amount of available credit under the Company’s senior secured credit facility was $112.6 million, net of outstanding letters of credit of $11.8 million. As of December 31, 2007, no borrowings were outstanding under the Company’s senior secured credit facility.

FULL-YEAR 2007 RESULTS

Revenues for the year ended December 31, 2007 were $803.8 million, compared to revenues of $728.5 million for 2006. Loss from operations was $40.6 million in 2007, compared to income from operations of $13.9 million in 2006. Excluding goodwill impairment charges in both periods, income from operations was $41.3 million in 2007 and $52.7 million in 2006, respectively. Income from operations declined in 2007 due to lower ready mixed concrete sales volumes and precast revenues associated with the decline in residential housing construction, higher depreciation, depletion and amortization expenses and higher selling, general and administrative expenses.

The Company’s average sales price per cubic yard of ready-mixed concrete in 2007 was approximately 4.0 percent higher than 2006, as a result of higher average ready-mixed concrete pricing in most of the Company’s markets.

Excluding volumes associated with divested units, the Company’s ready-mixed concrete sales volume in 2007 was approximately 7.2 million cubic yards, up from 6.7 million cubic yards of ready-mixed concrete sold in 2006. On a same-plant-sales basis, full-year 2007 volumes were down approximately 14.9% from 2006 volumes. This decline in volume reflects the slowdown in residential home construction activity discussed above.

Adjusted EBITDA was $75.4 million, or 9.4 percent of revenue, in 2007, as compared to $74.7 million, or 10.3% of revenue, in 2006.

The Company’s selling, general and administrative expenses were $69.7 million in 2007, compared to $61.4 million in 2006. As a percentage of revenues, selling, general and administrative expenses increased from 8.4 percent in 2006 to 8.7 percent in 2007. Selling, general and administrative expenses were higher in 2007 than in 2006, primarily due to higher compensation costs, other administrative expenses from acquired businesses and higher professional fees.

Depreciation, depletion and amortization expense for the full year 2007 was up $8.7 million to $28.9 million, as compared to $20.1 million for the full year 2006, primarily due to additional depreciation, depletion and amortization expense related to assets acquired during 2007 and prior years and higher capital expenditures in 2006.

Interest expense for the full year 2007 was up $4.9 million to $28.1 million, as compared to $23.2 million for the full year 2006, primarily due to additional borrowings and assumption of certain indebtedness related to an acquisition the Company completed in the third quarter of 2006.

The Company’s provision for income taxes for the full year of 2007 varied from the normally expected income tax rate, primarily due to limited income tax benefits associated with certain goodwill impairment charges, partially offset by settlement of certain income tax contingency matters.

The Company’s net cash provided by operations in 2007 was $44.3 million, compared to $39.5 million in 2006. The Company’s free cash flow in 2007 was $17.4 million, compared to $1.3 million in 2006. The improvement in free cash flow was primarily due to lower capital expenditures in 2007, additional assumed liability payments from acquired operations which reduced free cash flow in 2006, partially offset by lower operating profits in 2007.

OUTLOOK

The statements in the following paragraphs are based on current expectations related to the Company’s existing operations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effects of any acquisitions or divestitures that may be completed after the date of this press release.

Based on the current state of its business and backlog, the Company expects first quarter 2008 revenues from continuing operations to be in the range of $150 million and $160 million and a loss from continuing operations per diluted share to range between ($0.13) and ($0.19). First quarter 2008 adjusted EBITDA is expected to be in the range of approximately $2 million to $4 million. The Company has assumed approximately 38.4 million shares outstanding for its first quarter 2008 earnings per share estimates.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Tuesday, March 4 at 10:00 a.m., Eastern Time, to review its fourth quarter and full-year 2007 results. To participate in the call, dial 303-262-2138 at least 10 minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Tuesday, March 11, 2008. To access the replay, dial 303-590-3000 using the pass code 11108911#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company’s web site at www.us-concrete.com. To listen to the live call on the Internet, please visit the Company’s web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call on the Company’s web site within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow,” and “net debt.” The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and for comparing the Company’s financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 124 fixed and eight portable ready-mixed concrete plants, nine precast concrete plants, one concrete block plant and seven aggregates facilities. During 2007, these facilities produced approximately 7.2 million cubic yards of ready-mixed concrete, 1.8 million eight-inch equivalent block units and 3.8 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: expected revenues, adjusted EBITDA and loss per diluted share for the first quarter of 2008. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to Follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Sales	$198,716	$197,198	$803,803	$728,510
Cost of goods sold before depreciation, depletion and amortization	166,114	159,600	663,632	594,160
Goodwill and other asset impairments	82,242	38,964	82,242	38,948
Selling, general and administrative expenses	19,888	18,282	69,669	61,397
Depreciation, depletion and amortization	7,394	6,196	28,882	20,141
Income (loss) from operations	(76,922)	(25,844)	(40,622)	13,864
Interest income	68	23	114	1,601
Interest expense	6,956	7,017	28,092	23,189
Other income, net	641	530	3,587	1,769
Minority interest in consolidated subsidiary	(1,336)	--	(1,264)	--
Loss before income taxes	(81,833)	(32,308)	(63,749)	(5,955)
Income tax provision (benefit)	(6,091)	(8,751)	48	1,378
Loss from continuing operations	(75,742)	(23,557)	(63,797)	(7,333)
Results of discontinued operations	(4,431)	(260)	(5,238)	(757)
Net loss	$(80,173)	$(23,817)	$(69,035)	$(8,090)

Loss per share - Basic:
Loss from continuing operations	$(1.97)	$(0.62)	$(1.67)	$(0.20)
Results of discontinued operations	$(0.12)	$(0.01)	$(0.14)	$(0.02)
Net loss	$(2.09)	$(0.63)	$(1.81)	$(0.22)

Loss per share - Diluted:
Loss from continuing operations	$(1.97)	$(0.62)	$(1.67)	$(0.20)
Results of discontinued operations	$(0.12)	$(0.01)	$(0.14)	$(0.02)
Net loss	$(2.09)	$(0.63)	$(1.81)	$(0.22)

Number of shares used in calculating loss per share:
Basic	38,352	37,891	38,227	36,847
Diluted	38,352	37,891	38,227	36,847

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$14,850	$8,804
Trade accounts receivable, net	102,612	104,988
Inventories	32,557	31,287
Prepaid expenses	5,256	2,899
Other current assets	21,899	16,380
Assets held for sale	7,422	47,992
Total current assets	184,596	212,350

Properties, plant and equipment, net	267,010	262,811
Goodwill	183,863	228,481
Other assets, net	11,361	13,004
Total assets	$646,830	$716,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,172	$3,764
Accounts payable and accrued liabilities	92,781	102,671
Total current liabilities	95,953	106,435

Long-term debt, net of current maturities	295,328	299,528
Other long-term liabilities, deferred credits and deferred income taxes	36,187	41,106
Total liabilities	427,468	447,069

Commitments and contingencies

Minority interest in consolidated subsidiary	14,192	--

Stockholders’ equity:
Preferred stock	--	--
Common stock	39	39
Additional paid-in capital	267,817	262,856
Retained earnings (deficit)	(60,053)	8,541
Cost of treasury stock	(2,633)	(1,859)
Total stockholders’ equity	205,170	269,577
Total liabilities and stockholders’ equity	$646,830	$716,646

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES	$44,338	$39,537

CASH FLOWS FROM INVESTING ACTIVITIES:
Properties, plant and equipment, net of disposals	(26,955)	(38,232)
Payments for acquisitions, net of cash received	(23,310)	(192,816)
Divestiture of business units	16,432	--
Other investing activities	(251)	369
Net cash used in investing activities	(34,084)	(230,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	34,227	92,621
Repayments of borrowings	(39,226)	(3,373)
Proceeds from issuances of common stock	1,910	89,930
Excess tax benefits from stock-based compensation	22	1,205
Debt issuance costs	(368)	(3,177)
Purchase of treasury stock	(773)	(914)
Net cash provided by (used in) financing activities	(4,208)	176,292

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,046	(14,850)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,804	23,654
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,850	$8,804

 U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

We report our financial results in accordance with generally accepted accounting principles (“GAAP”) in the United States. However, our management believes that certain non-GAAP performance measures and ratios, which are used in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the three months and years ended December 31, 2007 and December 31, 2006 and Net Debt as of December 31, 2007 and December 31, 2006 and (2) corresponding reconciliations to GAAP financial measures for these periods. We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three months and years ended December 31, 2007 and December 31, 2006.

We define adjusted EBITDA as our net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense, and noncash impairments, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total sales. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are often used by investors for valuation and for comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that net debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.
	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.04	$91.70
Volume in cubic yards	1,755	7,176

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(75,742)	$(63,797)
Income tax provision (benefit)	(6,091)	48
Interest expense, net	6,888	27,978
Goodwill and other asset impairments	82,242	82,242
Depreciation, depletion and amortization	7,394	28,882
Adjusted EBITDA	$14,691	$75,353
Adjusted EBITDA margin	7.4%	9.4%

Free Cash Flow reconciliation:
Net cash provided by operations	$26,859	$44,338
Less capital expenditures, net of disposals of $0.4 and $2.5 million	(9,842)	(26,955)
Free Cash Flow	$17,017	$17,383

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$298,500
Less cash and cash equivalents		14,850
Net Debt		$283,650

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2006

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$88.02	$88.23
Volume in cubic yards	1,827	6,679

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(23,557)	$(7,333)
Income tax provision (benefit)	(8,751)	1,378
Interest expense, net	6,994	21,588
Goodwill and other asset impairments	38,964	38,948
Depreciation, depletion and amortization	6,196	20,141
Adjusted EBITDA	$19,846	$74,722
Adjusted EBITDA margin	10.1%	10.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$19,560	$39,537
Less capital expenditures, net of disposals of $1.1 and $3.7 million	(8,345)	(38,232)
Free Cash Flow	$11,215	$1,305

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$303,292
Less cash and cash equivalents		8,804
Net Debt		$294,488

The expected adjusted EBITDA used in this press release of approximately $2 million to $4 million in the first quarter of 2008 is calculated as follows: net loss from continuing operations (estimated to be $6 million to $8 million), less the benefit for income taxes (estimated to be approximately $4 million), net interest expense (estimated to be approximately $7 million) and noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $7 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

Use of Non-GAAP Financial Measures

We have provided non-GAAP adjusted earnings per share information for the three months and years ended December 31, 2007 and December 31, 2006 in this press release in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net income and earnings per diluted share after excluding the effects of the goodwill impairment charges of $81.9 million in 2007 and $38.8 million in 2006. This non-GAAP financial information is provided to assist in the user’s overall understanding of the Company’s current financial performance. Specifically, we believe the non-GAAP adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to our actual results for the three months and year ended December 31, 2007 and December 31, 2006 are as follows:

	Year Ended December 31, 2007
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Sales	$803,803	--	$803,803
Cost of goods sold	663,632	--	663,632
Goodwill and impairments	82,242	(81,891)	351
Selling, general and administrative expenses	69,669	--	69,669
Depreciation, depletion and amortization	28,882	--	28,882
Income (loss) from operations	(40,622)	81,891	41,269
Interest expense, net	27,978	--	27,978
Other income, net	3,587	--	3,587
Minority interest in consolidated subsidiary	(1,264)	--	(1,264)
Income (loss) before income taxes	(63,749)	81,891	18,142
Income tax expense (benefit)	48	5,472	5,520
Income (loss) from continuing operations	(63,797)	76,419	12,622
Results of discontinued operations	(5,238)	--	(5,238)
Net income (loss)	$(69,035)	$76,419	$7,384

Income (loss) per diluted share:
From continuing operations	$(1.67)		$0.32
Results of discontinued operations	(0.14)		(0.13)
Net income (loss)	$(1.81)		$0.19

Diluted common shares outstanding	38,227		38,888

	Three Months December 31, 2007
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Sales	$198,716	--	$198,716
Cost of goods sold	166,114	--	166,114
Goodwill and impairments	82,242	(81,891)	351
Selling, general and administrative expenses	19,888	--	19,888
Depreciation, depletion and amortization	7,394	--	7,394
Income (loss) from operations	(76,922)	81,891	4,969
Interest expense, net	6,888	--	6,888
Other income, net	641	--	641
Minority interest in consolidated subsidiary	(1,336)	--	(1,336)
Income (loss) before income taxes	(81,833)	81,891	58
Income tax expense (benefit)	(6,091)	5,472	(619)
Income (loss) from continuing operations	(75,742)	76,419	677
Results of discontinued operations	(4,431)	--	(4,431)
Net income (loss)	$(80,173)	76,419	$(3,754)

Income (loss) per diluted share:
From continuing operations	$(1.97)		$0.02
Results of discontinued operations	(0.12)		(0.11)
Net income (loss)	$(2.07)		$(0.09)

Diluted common shares outstanding	38,352		38,876

	Year Ended December 31, 2006
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Sales	$728,510	--	$728,510
Cost of goods sold	594,160	--	594,610
Goodwill and impairments	38,948	(38,811)	137
Selling, general and administrative expenses	61,397	--	61,397
Depreciation, depletion and amortization	20,141	--	20,141
Income (loss) from operations	13,864	38,811	52,675
Interest expense, net	21,588	--	21,588
Other income, net	1,769	--	1,769
Income (loss) before income taxes	(5,955)	38,811	32,856
Income tax expense (benefit)	1,378	12,000	13,378
Income (loss) from continuing operations	(7,333)	26,811	19,478
Results of discontinued operations	(757)	--	(757)
Net income (loss)	$(8,090)	26,811	$18,721

Income (loss) per diluted share:
From continuing operations	$(0.20)		$0.52
Results of discontinued operations	(0.02)		(0.02)
Net income (loss)	$(0.22)		$0.50

Diluted common shares outstanding	36,847		37,736

	Three Months Ended December 31, 2006
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(in thousands, except per share amounts)
Sales	$197,198	--	$197,198
Cost of goods sold	159,600	--	159,600
Goodwill and impairments	38,964	(38,811)	153
Selling, general and administrative expenses	18,282	--	18,282
Depreciation, depletion and amortization	6,196	--	6,196
Income (loss) from operations	(25,844)	38,811	12,967
Interest expense, net	6,994	--	6,994
Other income, net	530	--	530
Income (loss) before income taxes	(32,308)	38,811	6,503
Income tax expense (benefit)	(8,751)	12,000	3,249
Income (loss) from continuing operations	(23,557)	26,811	3,254
Results of discontinued operations	(260)	--	(260)
Net income (loss)	(23,817)	26,811	2,994

Income (loss) per diluted share:
From continuing operations	$(0.62)		$0.09
Results of discontinued operations	(0.01)		(0.01)
Net income (loss)	$(0.63)		$0.08

Diluted common shares outstanding	37,891		38,379